Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-220075 and 333-150911) and Forms S-3 (File Nos. 333-248406, 333-217206 and 333-191192) of SB Financial Group, Inc. (the “Company”) of our report dated March 7, 2022, on our audits of the consolidated financial statements of the Company as of December 31, 2021 and 2020 and for each of the years then ended, which report is included (or incorporated by reference) in this Annual Report on Form 10-K.

BKD, llp

Indianapolis, Indiana

March 7, 2022